EXECUTED VERSION
                                                                ----------------



                          AMBAC ASSURANCE CORPORATION,
                                   as Insurer,


                                EQUITY ONE, INC.,
                          as a Seller and the Servicer,


                              EQUITY ONE ABS, INC.,
                                  as Depositor


                                       and


                            THE CHASE MANHATTAN BANK,
                                   as Trustee





                        INSURANCE AND INDEMNITY AGREEMENT







                       MORTGAGE PASS-THROUGH CERTIFICATES,
                                  SERIES 1998-1





                          Dated as of December 9, 1998


                                TABLE OF CONTENTS

     (This Table of Contents is for convenience of reference only and shall not be deemed to be part of this Agreement. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Article
I of this Agreement.)

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ARTICLE I  DEFINITIONS ................................................................................... 1
         Section 1.01.     Defined Terms ................................................................. 1
         Section 1.02.     Other Definitional Provisions ................................................. 4
         Section 1.03      EOI as Representative of Affiliated Sellers.................................... 4

ARTICLE II  REPRESENTATIONS, WARRANTIES AND COVENANTS .................................................... 4
         Section 2.01.     Representations and Warranties of EOI, the Affiliated
                           Sellers and the Depositor ..................................................... 4
         Section 2.02.     Affirmative Covenants of EOI, the Affiliated Sellers
                           and the Depositor ............................................................. 8
         Section 2.03.     Negative Covenants of EOI, the Affiliated Sellers and the
                           Depositor......................................................................13
         Section 2.04.     Representations, Warranties and Covenants of the Insurer.......................14

ARTICLE III  THE POLICY; REIMBURSEMENT ...................................................................16
         Section 3.01.     Issuance of the Policy ........................................................16
         Section 3.02.     Payment of Fees and Premium ...................................................18
         Section 3.03.     Reimbursement Obligation ......................................................18
         Section 3.04.     Indemnification ...............................................................19
         Section 3.05.     Payment Procedure .............................................................22
         Section 3.06.     Joint and Several Liability ...................................................22

ARTICLE IV  FURTHER AGREEMENTS ...........................................................................22
         Section 4.01.     Effective Date; Term of the Insurance Agreement ...............................22
         Section 4.02.     Further Assurances and Corrective Instruments .................................22
         Section 4.03.     Obligations Absolute ..........................................................23
         Section 4.04.     Assignments; Reinsurance; Third-Party Rights ..................................24
         Section 4.05.     Liability of the Insurer ......................................................25
25
         Section 4.06.     Annual Servicing Audit and Certification ......................................25

ARTICLE V  DEFAULTS AND REMEDIES .........................................................................25
         Section 5.01.     Defaults ......................................................................25
         Section 5.02.     Remedies; No Remedy Exclusive .................................................26
         Section 5.03.     Waivers .......................................................................27

ARTICLE VI  MISCELLANEOUS ................................................................................27
         Section 6.01.     Amendments, Etc................................................................27
         Section 6.02.     Notices .......................................................................28
         Section 6.03.     Severability ..................................................................29
         Section 6.04.     Governing Law .................................................................29
         Section 6.05.     Consent to Jurisdiction .......................................................29

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                                                                                                         Page
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         Section 6.06.     Consent of the Insurer ........................................................30
         Section 6.07.     Counterparts ..................................................................30
         Section 6.08.     Headings ......................................................................30
         Section 6.09.     Trial by Jury Waived ..........................................................30
         Section 6.10.     Limited Liability .............................................................30
         Section 6.11.     Entire Agreement ..............................................................31

     INSURANCE AND INDEMNITY AGREEMENT (as may be amended, modified or supplemented from time to time, this "Insurance Agreement"), dated as of December 9, 1998, by and among AMBAC ASSURANCE CORPORATION, as Insurer, EQUITY ONE, INC., as a Seller and the Servicer, EQUITY ONE ABS, INC., as Depositor, and THE CHASE MANHATTAN BANK, as Trustee.

                              W I T N E S S E T H :

     WHEREAS, a Pooling and Servicing Agreement, dated as of November 30, 1998, by and among the Depositor, EOI, the Affiliated Sellers and the Trustee (as may be amended, modified or supplemented from time to time as set forth therein, the "P & S Agreement") provides for, among other things, the sale of certain Loans by EOI and each of the Affiliated Sellers to the Depositor, the sale of such Loans by the Depositor to the Trustee for the benefit of the Certificateholders and the Insurer and the issuance of Mortgage Pass-Through Certificates, Series 1998-1 (the "Certificates") evidencing the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool of conventional, fixed rate, residential and mixed use mortgage loans (the "Loans") deposited into the Trust Fund by the Depositor;

     WHEREAS, EOI has undertaken under the P & S Agreement to perform certain obligations of the Affiliated Sellers if an Affiliated Seller fails to do so and EOI wishes to provide similar undertakings to the Insurer as set forth in this Insurance Agreement;

     WHEREAS, the Insurer has issued the Policy, pursuant to which it has agreed to pay in favor of the Trustee for the benefit of the Holders of the Class A Certificates, certain payments in respect of the Loans;

     WHEREAS, the Insurer shall be paid a Premium as set forth herein; and

     WHEREAS, each of EOI and the Depositor has undertaken certain obligations in consideration for the Insurer's issuance of its Policy;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:



                                    ARTICLE I

                                   DEFINITIONS

     Section 1.01. Defined Terms. Unless the context clearly requires otherwise, all capitalized terms used but not defined herein shall have the respective meanings assigned to them in the P & S Agreement or the Policy described below. For purposes of this Insurance Agreement, the following terms shall have the following meanings:

     "Affiliated Seller" means each of Equity One, Incorporated, a Pennsylvania corporation; Equity One Mortgage Company, a North Carolina corporation; Equity One Mortgage, Inc., a Delaware corporation; Equity One, Inc., a Minnesota corporation; Equity One Consumer Loan Company, Inc., a New Hampshire corporation; Equity One of West Virginia, Inc., a West Virginia corporation; and Equity One Mortgage, Inc., a New York corporation.

     "Certificates" has the meaning given such term in the recitals.

     "Closing Date" means December 9, 1998.

     "Commission" means the Securities and Exchange Commission.

     "Default" means any event which results, or which with the giving of notice or the lapse of time or both would result, in an Event of Default.

     "Depositor" means Equity One ABS, Inc., a Delaware corporation, or any successor thereto, as Depositor under the P & S Agreement.

     "Documents" has the meaning given such term in Section 2.01(j).

     "EOI" means Equity One, Inc., a Delaware corporation, as one of the Sellers and as the Servicer under the P & S Agreement.

     "Event of Default" means any event of default specified in Section 5.01 of this Insurance Agreement.

     "Financial Statements" means, with respect to EOI, (i) the consolidated statements of financial condition as of November 30, 1996 and 1997 and the statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended November 30, 1997 and the notes thereto, and (ii) the unaudited quarterly statements of financial condition as of August 31, 1998.

     "Holder" has the meaning given such term in the Policy.

     "Insurance Agreement" has the meaning given such term in the initial paragraph hereof.

     "Insurer" means Ambac Assurance Corporation, or any successor thereto, as issuer of the Policy.

     "Insurer Information" has the meaning given such term in Section
3.04(a)(v).

     "Investment Company Act" means the Investment Company Act of 1940, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

     "Late Payment Rate" means the lesser of (a) the greater of (i) the per annum rate of interest publicly announced from time to time by Citibank, N.A. as its prime or base lending rate (any change in such rate of interest to be effective on the date such change is announced by Citibank, N.A.), and (ii) the then applicable highest rate of interest on any of the Class A Certificates and
(b) the maximum rate permissible under applicable usury or similar laws limiting interest rates. The Late Payment Rate for any Distribution Date shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

     "Loans" has the meaning given such term in the recitals.

     "Material Adverse Change" means, in respect of any Person, a material adverse change in the ability of such Person to perform its obligations under any of the Operative

Documents, including any material adverse change in the business, financial condition, results of operations or properties of such Person on a consolidated basis with its subsidiaries which might have such effect.

     "Moody's" means Moody's Investors Service, Inc., and any successor thereto.

     "Offering Document" means the Prospectus, dated August 31, 1998, as supplemented by the Prospectus Supplement, dated December 4, 1998, in respect of the Class A Certificates.

     "Operative Documents" means this Insurance Agreement, the Certificates, and the P & S Agreement.

     "P & S Agreement" has the meaning given such term in the recitals.

     "Person" means an individual, joint stock company, trust, unincorporated association, joint venture, corporation, business or owner trust, partnership or other organization or entity (whether governmental or private).

     "Policy" means the Certificate Guaranty Insurance Policy No. AB0204BE, together with all endorsements thereto, issued by the Insurer in favor of the Trustee, for the benefit of the Holders of the Class A Certificates.

     "Premium" means the premium payable in accordance with the Policy which shall be an amount equal to 1/12th of the product of (i) the Premium Percentage and (ii) the aggregate Certificate Principal Balance of the Class A Certificates on each Distribution Date (after giving effect to any distributions of principal to be made on such Distribution Date); provided that the initial premium will be equal to 1/12th of the product of the (i) Premium Percentage and (ii) aggregate Certificate Principal Balance of the Class A Certificates as of the Cut-off Date and will be paid on the Closing Date.

     "Premium Percentage" shall mean 0.15% per annum.

     "Registration Statement" means the registration statement on Form S-3 (No. 333-24599), including the prospectus, relating to the Class A Certificates, at the time it became effective.

     "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

     "Securities Act" means the Securities Act of 1933, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

     "Transaction" means the transactions contemplated by the Operative Documents, including the transactions described in the Offering Document.

     "Trust Fund" has the meaning given such term in the recitals.

     "Trustee" means The Chase Manhattan Bank, a New York banking corporation, as trustee under the P & S Agreement, and any successor thereto under the P & S Agreement.

     "Underwriter" means Salomon Smith Barney Inc.

     "Underwriting Agreement" means the Underwriting Agreement, dated November 20, 1998, among the Underwriter, the Depositor and EOI, as may be amended, modified or supplemented from time to time.

     Section 1.02. Other Definitional Provisions. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Insurance Agreement shall refer to this Insurance Agreement as a whole and not to any particular provision of this Insurance Agreement, and Section, subsection, Schedule and Exhibit references are to this Insurance Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words "include" and "including" shall be deemed to be followed by the phrase "without limitation."

     Section 1.03. EOI as Representative of Affiliated Sellers. Each of the Affiliated Sellers is a direct or indirect wholly owned subsidiary of EOI. Pursuant to this Insurance Agreement and in consideration of the issuance of the Policy, EOI, on behalf of each Affiliated Seller, is making representations and warranties to the Insurer concerning each Affiliated Seller and is undertaking to assure the Insurer that each Affiliated Seller will perform the covenants that EOI, on behalf of each Affiliated Seller, has agreed that each Affiliated Seller will perform. Each representation, warranty or covenant made or undertaken by an Affiliated Seller pursuant to this Insurance Agreement shall be deemed also to be made or undertaken by EOI as representative of the Affiliated Seller and EOI shall be fully responsible to the Insurer for any breach of any representation or warranty made with respect to any Affiliated Seller or for any failure of any Affiliated Seller to perform any covenant applicable to such Affiliated Seller.



                                   ARTICLE II

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

     Section 2.01. Representations and Warranties of EOI, the Affiliated Sellers and the Depositor. Each of EOI, the Affiliated Sellers and the Depositor represents and warrants as of the Closing Date, and as of the date of the transfer of each of the Loans pursuant to the P & S Agreement, as follows:

          (a) Due Organization and Qualification. Each of EOI, the Affiliated Sellers and the Depositor is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of EOI, the Affiliated Sellers and the Depositor is, or will become, duly qualified to do business, is, or will be, in good standing and has obtained, or will obtain, all necessary licenses, permits, charters, registrations and approvals (together, "approvals") necessary for the conduct of its business as currently conducted and as described in the Offering Document and the performance of its obligations under the Operative Documents to which it is a party in each jurisdiction in which the failure to be so qualified or to obtain such approvals would render any Operative Document unenforceable in any respect or would have a material adverse effect upon the Transaction.

          (b) Power and Authority. Each of EOI, the Affiliated Sellers and the Depositor has all necessary power and authority to conduct its business as currently conducted and as described in the Offering Document, to execute, deliver and perform its obligations under the Operative Documents to which it is a party and to consummate the Transaction.

          (c) Due Authorization. The execution, delivery and performance of the Operative Documents by each of EOI, the Affiliated Sellers and the Depositor has been duly authorized by all necessary action and does not require any additional approvals or consents, or other action by or any notice to or filing with any Person, including any governmental entity or any of the stockholders of EOI, the Affiliated Sellers or the Depositor, which have not previously been obtained or given by EOI, the Affiliated Sellers or the Depositor.

          (d) Noncontravention. The execution and delivery by each of EOI, the Affiliated Sellers or the Depositor of the Operative Documents to which it is a party, the consummation of the Transaction and the satisfaction of the terms and conditions of the Operative Documents do not and will not:

               (i) conflict with or result in any breach or violation of any provision of the applicable organizational documents of EOI, an Affiliated Seller or the Depositor or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to EOI, an Affiliated Seller or the Depositor or any of their respective material properties, including regulations issued by any administrative agency or other governmental authority having supervisory powers over EOI, an Affiliated Seller or the Depositor, which conflict, breach or violation reasonably could result in a Material Adverse Change;

               (ii) constitute a default by EOI, an Affiliated Seller or the Depositor under, result in the acceleration of any obligation under, or breach any provision of any loan agreement, mortgage, indenture or other agreement or instrument to which EOI, an Affiliated Seller or the Depositor is a party or by which any of their respective properties is or may be bound or affected, which default, acceleration or breach reasonably could result in a Material Adverse Change; or

               (iii) result in or require the creation of any lien upon or in respect of any assets of EOI, an Affiliated Seller or the Depositor, which lien reasonably could result in a Material Adverse Change.

          (e) Legal Proceedings. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator against or affecting EOI, an Affiliated Seller or the Depositor or any of their respective subsidiaries, any properties or rights of EOI, an Affiliated Seller or the Depositor or any of their respective subsidiaries or any of the Loans pending or, to EOI's, an Affiliated Seller's or the Depositor's knowledge after reasonable inquiry, threatened, which, in any case, if decided adversely to EOI, an Affiliated Seller or the Depositor or any such subsidiary could result in a Material Adverse Change with respect to EOI, an Affiliated Seller or the Depositor.

          (f) Valid and Binding Obligations. The Operative Documents (other than the Certificates), when executed and delivered by EOI, an Affiliated Seller or the Depositor, will constitute the legal, valid and binding obligations of each of EOI, an Affiliated Seller and the Depositor, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equitable principles and public policy considerations as to rights of indemnification for violations of federal securities laws. The Certificates, when executed, authenticated and delivered in accordance with the P & S Agreement, will be validly issued and outstanding and entitled to the benefits of the P & S Agreement. Each of EOI, the Affiliated Sellers and the Depositor will not at any time in the future deny that the Operative Documents to which it is a party constitute the legal, valid and binding obligations of EOI, the Affiliated Sellers and the Depositor, as applicable.

          (g) Financial Statements. The Financial Statements of EOI, copies of which have been furnished to the Insurer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of EOI as of the dates and for the periods indicated and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent Financial Statements, there has been no Material Adverse Change in respect of EOI, any Affiliated Seller or the Depositor. Except as disclosed in the Financial Statements, EOI is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change in respect of EOI, any Affiliated Seller or the Depositor.

          (h) Compliance with Law, Etc. No practice, procedure or policy employed, or proposed to be employed, by EOI, any Affiliated Seller or the Depositor in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to EOI, any Affiliated Seller or the Depositor that, if enforced, could result in a Material Adverse Change with respect to EOI, any Affiliated Seller or the Depositor.

          (i) Taxes. Each of EOI, any Affiliated Seller or the Depositor has filed prior to the date hereof all federal and state tax returns that are required to be filed and has paid all taxes, including any assessments received by it that are not being contested in good faith, to the extent that such taxes have become due. Any taxes, fees and other governmental charges payable by EOI, any Affiliated Seller or the Depositor in connection with the Transaction, the execution and delivery of the Operative Documents and the issuance of the Certificates have been paid or shall have been paid at or prior to the Closing Date if such taxes, fees or other governmental changes were due on or prior to the Closing Date.

          (j) Accuracy of Information. Neither the Operative Documents nor other material information relating to the Loans, the operations of EOI, any Affiliated Seller or the Depositor or the financial condition of EOI, any Affiliated Seller or the Depositor (collectively, the "Documents"), as amended, supplemented or superseded, furnished to the Insurer in writing or in electronic form by EOI, any Affiliated Seller or the Depositor contains any statement of a material fact which was untrue or misleading in any material respect when made. Each of EOI, the Affiliated Sellers and the Depositor has no knowledge of any circumstances that could reasonably be expected to cause a Material Adverse Change with respect to EOI, the Affiliated Sellers or the Depositor. Since the furnishing of the Documents, there has been no change nor any development or event involving a prospective change known to EOI, any Affiliated Seller or the Depositor that would render any of the Documents untrue or misleading in any material respect.

          (k) Compliance With Securities Laws. The offer of the Class A Certificates complies in all material respects with all requirements of law, including all registration requirements of applicable securities laws. Without limiting the foregoing, the Offering Document does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made with respect to the information in the Offering Document regarding the Insurer set forth under the captions "THE INSURER" and "DESCRIPTION OF THE CERTIFICATES -- Certificate Guaranty Insurance Policy" or the financial statements of the Insurer included in or incorporated by reference in the Offering Document. The offer of the Class A Certificates has not been and will not be in violation of the Securities Act or any other federal or state securities laws. Based upon advice of legal counsel, the P & S Agreement is not required to be qualified under the Trust Indenture Act and the Trust Fund is not required to be registered as an "investment company" under the Investment Company Act. EOI will satisfy in all material respects any of the information reporting requirements of the Securities Exchange Act arising out of the Transaction to which it, the Affiliated Sellers or the Depositor are subject.

          (l) Operative Documents. Each of the representations and warranties of EOI, any Affiliated Seller and the Depositor contained in the applicable Operative Documents and the Underwriting Agreement is true and correct in all material respects and each of EOI, the Affiliated Sellers and the Depositor hereby makes each such representation and warranty to, and for the benefit of, the Insurer as if the same were set forth in full herein; provided, however, that the remedy for any breach of a representation and warranty of EOI in Sections 2.03 and 2.03A, any Affiliated Seller in
     Section 2.03 and the Depositor in Section 2.04 of the P & S Agreement and the remedy with respect to any defective Loan or any Loan as to which there has been a breach of a representation or warranty under Sections 2.03, 2.03A or 2.04 of the P & S Agreement shall each be limited to the remedies specified in the P & S Agreement.

          (m) Solvency; Fraudulent Conveyance. Each of EOI, the Affiliated Sellers and the Depositor is solvent and will not be rendered insolvent by the Transaction and, after giving effect to the Transaction, EOI, the Affiliated Sellers and the Depositor will not be left with an unreasonably small amount of capital with which to engage in the ordinary course of its business, and each of EOI, the Affiliated Sellers and the Depositor does not intend to incur, or believe that it has incurred, debts beyond its ability to pay as they mature. Each of EOI, the Affiliated Sellers and the Depositor does not contemplate the commencement of insolvency, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of EOI, the Affiliated Sellers and the Depositor or any of their respective assets. The amount of consideration being received by EOI and each Affiliated Seller upon the sale of the Loans to the Depositor constitutes reasonably equivalent value and fair consideration for the Loans. The amount of consideration being received by the Depositor upon the sale of the Class A Certificates constitutes reasonably equivalent value and fair consideration for the ownership interest evidenced by the Class A Certificates. EOI and each Affiliated Seller is not transferring the Loans to the Depositor nor is the Depositor selling the Class A Certificates, as provided in the Operative Documents, with any intent to hinder, delay or defraud any of EOI's, any Affiliated Seller's or the Depositor's creditors.

          (n) Principal Place of Business. The principal place of business of EOI is Mt. Laurel, New Jersey. The principal place of business of the Depositor is Wilmington, Delaware.

     Section 2.02. Affirmative Covenants of EOI, the Affiliated Sellers and the Depositor. Each of EOI, the Affiliated Sellers and the Depositor hereby agrees that during the term of this Insurance Agreement, unless the Insurer shall otherwise expressly consent in writing:

          (a) Compliance With Agreements and Applicable Laws. Each of EOI, the Affiliated Sellers and the Depositor shall comply in all material respects with the terms and conditions of and perform its obligations under the Operative Documents to which it is a party in all cases in which failure to so comply or perform would result in a default thereunder and shall comply with all requirements of any law, rule or regulation applicable to it in all circumstances where non-compliance reasonably could result in a Material Adverse Change.

          (b) Corporate Existence. Each of EOI, the Affiliated Sellers and the Depositor and their respective successors and permitted assigns shall maintain its corporate existence and shall at all times continue to be duly organized under the laws of their formation and duly qualified and duly authorized (as described in subsections 2.01(a), (b) and (c) hereof) and shall conduct its business in accordance with the terms of its applicable organizational documents.

          (c) Financial Statements; Accountants' Reports; Other Information. Each of EOI, the Affiliated Sellers and the Depositor shall keep or cause to be kept in reasonable detail books and records of account of its assets and business relating to the Transaction, and shall, as applicable, clearly reflect therein the sale of the Loans to the Depositor, the transfer of the Loans to the Trust Fund and the sale of the Certificates, respectively, as a sale of the Loans by EOI and the Affiliated Sellers to the Depositor, a sale of the Loans to the Trust Fund and a sale of the beneficial ownership interest in the Trust Fund to the Holders of the Certificates. EOI shall furnish or cause to be furnished to the Insurer:

               (i) Annual Financial Statements. As soon as available, and in any event within 105 days after the close of each fiscal year of EOI, the audited consolidated statement of financial condition of EOI and its subsidiaries as of the end of such fiscal year and the related audited consolidated statements of operations, stockholders' equity and cash flows for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by the audit opinion of EOI's independent accountants (which shall be a nationally recognized independent public accounting firm or otherwise acceptable to the Insurer) and by the certificate specified in Section 2.02(d).

               (ii) Quarterly Financial Statements. Upon the reasonable request of the Insurer, the unaudited consolidated statement of financial condition of EOI and its subsidiaries as of the end of the first three quarters of each fiscal year of EOI and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the portion of the fiscal year then ended, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with generally accepted accounting principles consistently applied (subject to normal year-end adjustments); each delivery of quarterly financial statements shall be accompanied by a certificate of one (or more) corporate officers stating that the quarterly financial statements are correct in all material respects and present fairly the financial condition and results of operations of EOI and its subsidiaries as of the dates and for the periods indicated, in accordance with generally accepted accounting principles consistently applied (subject to normal year-end adjustments).

               (iii) Initial Report. On or before the Closing Date, a copy of the magnetic tape or Loan Schedule to be delivered to the Trustee on the Closing Date setting forth, as to each Loan, the information required under the definition of "Loan Schedule" in the P & S Agreement.

               (iv) Certain Information. Upon the reasonable request of the Insurer, copies of any requested proxy statements, financial statements, reports and registration statements that EOI or the Depositor files with, or delivers to, the Commission or any national securities exchange.

               (v) Other Information. (A) Promptly upon receipt thereof, copies of all schedules, financial statements or other similar reports delivered to or by EOI, any Affiliated Seller, the Depositor or the Trustee pursuant to the terms of any of the Operative Documents, including all reports provided to either the Trustee or any Certificateholder pursuant to the P & S Agreement, (B) promptly upon request, such other data as the Insurer may reasonably request and (C) all information required to be furnished to the Trustee or the Certificateholders simultaneously with the furnishing thereof to the Trustee or the Certificateholders, as the case may be.

          All financial statements specified in clauses (i) and (ii) of this subsection (c) shall be furnished in consolidated form for EOI and all its subsidiaries in the event that EOI shall consolidate its financial statements with its subsidiaries.

          (d) Compliance Certificate. Each of EOI (in its capacity as Servicer) and the Depositor shall deliver to the Insurer, on or before March 31 of each year beginning with March 31, 2000, certificates of one (or more) of its officers stating that:

               (i) a review of the performance of EOI or the Depositor, as applicable, under the Operative Documents to which it is a party during such period has been made under such officer's supervision;

               (ii) to the best of such officer's knowledge following reasonable inquiry, no Default or Event of Default has occurred, or if a Default or Event of Default has occurred, specifying the nature thereof and, if EOI or the Depositor has a right to cure pursuant to Section 5.01, stating in reasonable detail (including, if applicable, any supporting calculations) the steps, if any, being taken by EOI or the Depositor to cure such Default or Event of Default or to otherwise comply with the terms of the agreement to which such Default or Event of Default relates; and

               (iii) EOI, as Servicer, has in full force and effect a fidelity bond (or direct surety bond) and an errors and omissions policy in accordance with the terms and requirements of Section 3.18 of the P & S Agreement.

          So long as EOI shall continue to act as Servicer, the annual Officer's Certificate prepared by EOI as Servicer pursuant to Section 3.16 of the P & S Agreement shall be deemed to satisfy EOI's obligations as imposed by clauses (i) and (ii) of this Section 2.02(d).

          (e) Access to Records; Discussions with Officers and Accountants. On an annual basis, or upon the occurrence of a Material Adverse Change, EOI, each Affiliated Seller and the Depositor shall, upon the reasonable request of the Insurer, permit the Insurer or its authorized agents:

               (i) to inspect the books and records of EOI, each Affiliated Seller and the Depositor as they may relate to the Certificates, the obligations of EOI, each Affiliated Seller and the Depositor under the Operative Documents to which it is a party and the Transaction;

               (ii) to discuss the affairs, finances and accounts of EOI with the Chief Operating Officer and the Chief Financial Officer of EOI; and

               (iii) if the Insurer reasonably believes that a Material Adverse Change may have occurred and with EOI's consent, which consent shall not be unreasonably withheld or delayed, to discuss the affairs, finances and accounts of EOI with EOI's independent accountants; provided, however, that an officer of EOI shall have the right to be present during such discussions.

          Such inspections and discussions shall be conducted during normal business hours and shall not unreasonably disrupt the business of EOI, any Affiliated Seller or the Depositor. The books and records of EOI and the Depositor shall be maintained at the address of EOI designated herein for receipt of notices, unless EOI shall otherwise advise the parties hereto in writing.

          (f) Notice of Material Events. EOI, each Affiliated Seller and the Depositor shall be obligated (which obligation shall be satisfied as to each if performed by EOI or the Depositor) promptly to inform the Insurer in writing of the occurrence of any of the following:

               (i) the submission of any claim or the initiation or threat of any legal process, litigation or administrative or judicial investigation, or rule making or disciplinary proceeding by or against EOI, any Affiliated Seller or the Depositor that (A) would be required to be disclosed to the Commission or EOI's shareholders or (B) could result in a Material Adverse Change with respect to EOI, any Affiliated or the Depositor, or to the best of the knowledge of EOI or the Depositor, the promulgation of any proceeding or any proposed or final rule which, would likely result in a Material Adverse Change with respect to EOI, any Affiliated Seller or the Depositor or any of their respective subsidiaries;

               (ii) any change in the location of the principal office of EOI or the Depositor or any of their respective subsidiaries;

               (iii) the occurrence of any Default or Event of Default or any Material Adverse Change in respect of EOI, any Affiliated Seller or the Depositor;

               (iv) the commencement of any proceedings by or against EOI, any Affiliated Seller or the Depositor under any applicable bankruptcy, reorganization, liquidation, rehabilitation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, conservator, trustee or similar official shall have been, or may be, appointed or requested for EOI, any Affiliated Seller or the Depositor or any of their respective assets; or

               (v) the receipt of notice that (A) EOI, any Affiliated Seller or the Depositor is being placed under regulatory supervision, (B) any license, permit, charter, registration or approval necessary for the conduct of EOI's, any Affiliated Seller's or the Depositor's business is to be, or may be, suspended or revoked or (C) EOI, any Affiliated Seller or the Depositor is to cease and desist any practice, procedure or policy employed by EOI, any Affiliated Seller or the Depositor in the conduct of their respective business, and such suspension, revocation or cessation may reasonably be expected to result in a Material Adverse Change with respect to EOI, any Affiliated Seller or the Depositor.

          (g) Financing Statements and Further Assurances. EOI will cause to be filed all necessary financing statements or other instruments, and any amendments or continuation statements relating thereto, necessary to be kept and filed in such manner and in such places as may be required by law to preserve and protect fully the interest of the Trustee in the Trust Estate. Each of EOI and the Depositor shall, upon the reasonable request of the Insurer, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within ten days of such request, such amendments hereto and such further instruments and take such further action as may be reasonably necessary to effectuate the intention, performance and provisions of the Operative Documents. In addition, each of EOI and the Depositor agrees to cooperate with S&P and Moody's in connection with any review of the Transaction that may be undertaken by S&P and Moody's after the date hereof.

          (h) Maintenance of Licenses. Each of EOI, the Affiliated Sellers and the Depositor, and any successors thereof, shall maintain all licenses, permits, charters and registrations the loss or suspension of which could result in a Material Adverse Change.

          (i) Retirement of Class A Certificates. EOI and the Depositor shall instruct the Trustee, upon a retirement or other payment of all of the Class A Certificates, to surrender the Policy to the Insurer for cancellation.

          (j) Disclosure Document. Any Offering Document delivered with respect to the Class A Certificates shall clearly disclose that the Policy is not covered by the property/casualty insurance security fund specified in
     Article 76 of the New York Insurance Law.

          (k) Third-Party Beneficiary. Each of EOI, the Affiliated Sellers and the Depositor agrees that the Insurer shall have all rights provided to the Insurer in the Operative Documents and that the Insurer shall constitute a third-party beneficiary with respect to such rights in respect of the Operative Documents and hereby incorporates and restates its representations, warranties and covenants as set forth therein for the benefit of the Insurer; provided, however, that the remedy for any breach of a representation and warranty of EOI in Sections 2.03 and 2.03A, any Affiliated Seller in Section 2.03 and the Depositor in Section 2.04 of the P & S Agreement and the remedy with respect to any defective Loan or any Loan as to which there has been a breach of a representation or warranty under Sections 2.03, 2.03A or 2.04 of the P & S Agreement shall each be limited to the remedies specified in the P & S Agreement.

          (l) Servicing of Loans. All Loans will be serviced in all material respects in compliance with the P & S Agreement, and EOI, as Servicer, agrees that the P & S Agreement shall provide that EOI's obligations under this Insurance Agreement shall be binding on any successor Servicers thereunder but only to the extent of EOI's obligations as Servicer under the P & S Agreement and from the effective time of any such succession.

          (m) Closing Documents. EOI and the Depositor shall provide or cause to be provided to the Insurer an executed original copy of each document executed in connection with the Transaction within 30 days after the Closing Date.

          (n) Distribution, Spread and Certificate Accounts. Monies on deposit in the Distribution, Spread and Certificate Accounts shall be invested in Permitted Investments maturing as provided in the P & S Agreement.

          (o) Corporate Formalities. Each of EOI, the Affiliated Sellers and the Depositor shall observe all the formalities necessary to preserve its corporate existence under the laws of the State of its formation, including, as applicable, (i) the obligation to hold annual meetings of its members, beneficial owners, shareholders or its board of directors and (ii) the obligation to prepare and file annual income, franchise and other tax returns.

          (p) Due Diligence. The Insurer shall have the right, so long as the Class A Certificates remain outstanding, to conduct an ongoing review of EOI's practices as Servicer through reviews of the Loans, reappraisals of Mortgaged Properties and reviews of servicing practices. Such ongoing due diligence shall be conducted at the expense of the Insurer and in a reasonable manner convenient to both EOI and the Insurer.

     EOI shall use its best efforts to cause the Depositor to observe the provisions of this Section 2.02.

     Section 2.03. Negative Covenants of EOI, the Affiliated Sellers and the Depositor. Each of EOI, the Affiliated Sellers and the Depositor hereby agrees that during the term of this Insurance Agreement, unless the Insurer shall otherwise expressly consent in writing:

          (a) Impairment of Rights. Neither EOI, any Affiliated Seller nor the Depositor shall take any action, or fail to take any action, if such action or failure to take action may result in a Material Adverse Change with respect to EOI, any Affiliated Seller or the Depositor, nor interfere in any material respect with the enforcement of any rights of the Insurer under or with respect to any of the Operative Documents. EOI, each Affiliated Seller and the Depositor shall give the Insurer written notice of any such action or, to the best of the knowledge of any of EOI, an Affiliated Seller or the Depositor, any such failure to act on the earlier of: (i) the date upon which any publicly available filing or release is made with respect to such action or failure to act and (ii) promptly prior to the date of consummation of such action or failure to act. Each of EOI, any Affiliated Seller and the Depositor shall furnish to the Insurer all information reasonably requested by it that is necessary to determine compliance with this paragraph.

          (b) Waiver, Amendments, Etc. Neither EOI, any Affiliated Seller nor the Depositor shall modify, waive or amend, or consent to any modification, waiver or amendment of, any of the terms, provisions or conditions of the Operative Documents to which it is a party (other than any amendment to the Offering Document required by law) without the prior written consent of the Insurer thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

          (c) Limitation on Mergers, Etc. EOI and the Depositor shall not consolidate with or merge with or into any Person or transfer all or substantially all of its assets to any Person or liquidate or dissolve except as provided in the Operative Documents or as permitted hereby. EOI and the Depositor shall furnish to the Insurer all information requested by it that is reasonably necessary to determine compliance with this paragraph.

          (d) Successors. Neither EOI, any Affiliated Seller nor the Depositor shall terminate or designate, or consent to the termination or designation of, any successor

     Servicer, Paying Agent, or Trustee without the prior written approval of the Insurer, which approval shall not be unreasonably withheld, conditioned or delayed.

     EOI shall use its best efforts to cause the Depositor to observe the provisions of this Section 2.03.

     Section 2.04. Representations, Warranties and Covenants of the Insurer. The Insurer represents, warrants and covenants to the Underwriter, EOI, each Affiliated Seller and the Depositor as follows:

          (a) Organization and Licensing. The Insurer is a duly organized, validly existing and in good standing Wisconsin stock insurance company duly qualified to conduct an insurance business in the State of New York and in any other jurisdiction where qualification may be necessary to accomplish the Transaction.

          (b) Corporate Power. The Insurer has the corporate power and authority to issue the Policy and execute and deliver this Insurance Agreement and to perform all of its obligations hereunder and thereunder.

          (c) Authorization; Approvals. Proceedings legally required for the issuance and execution of the Policy and the execution, delivery and performance of this Insurance Agreement have been taken and licenses, orders, consents or other authorizations or approvals of any governmental boards or bodies legally required for the enforceability of the Policy and the conduct by the Insurer of the business and activities contemplated by the Transaction have been obtained; any proceedings not taken and any licenses, authorizations or approvals not obtained are not material to the enforceability of the Policy.

          (d) Enforceability. The Policy, when issued, and this Insurance Agreement will each constitute a legal, valid and binding obligation of the Insurer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, receivership and other similar laws affecting creditors' rights generally and to general principles of equity and subject to principles of public policy limiting the right to enforce the indemnification provisions contained therein and herein, insofar as such provisions relate to indemnification for liabilities arising under federal securities laws.

          (e) Financial Information. The balance sheet of the Insurer as of December 31, 1997 and the related statements of income, stockholder's equity and cash flows for the three fiscal years ended December 31, 1997, and the accompanying footnotes, together with an opinion thereon dated January 29, 1998 of KPMG Peat Marwick, independent certified public accountants, a copy of which is incorporated by reference into the Offering Document, fairly present in all material respects the financial condition of the Insurer as of such dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied. The balance sheet of the Insurer as of September 30, 1998 and the related statements of operations, stockholder's equity and cash flows for the nine-month period ended September 30, 1998 and the accompanying footnotes, a copy of which is incorporated by reference into the Offering Document relating to the Class A Certificates, fairly present in all material respects the financial condition of the Insurer as of such date and for such nine-month period in accordance with generally accepted accounting principles consistently applied. Since September 30, 1998, there has been no material change in such financial condition of the Insurer that would materially and adversely affect its ability to perform its obligations under the Policy.

          (f) Insurer Information. The Insurer Information is true and correct in all material respects and does not contain any untrue statement of a material fact.

          (g) No Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of the Insurer's knowledge, threatened against it at law or in equity or before or by any court, governmental agency, board or commission or any arbitrator which, if decided adversely, would materially and adversely affect its ability to perform its obligations under the Policy or this Insurance Agreement.

          (h) Confidential Information. The Insurer agrees that it and its shareholders, directors, agents, accountants and attorneys shall keep confidential any matter of which it becomes aware during the inspections conducted or discussions had pursuant to Section 2.02(e), unless such information is readily available from public sources or except as may be otherwise required by regulation, law or court order or requested by appropriate governmental authorities or as necessary to preserve its rights or security under or to enforce the Operative Documents; provided, however, that the foregoing shall not limit the right of the Insurer to make such information available to its regulators, securities rating agencies, reinsurers, credit and liquidity providers, counsel and accountants. If the Insurer is requested or required (by oral questions, interrogatories, requests for information or documents subpoena, civil investigative demand or similar process) to disclose any information of which it becomes aware through such inspections or discussions, the Insurer will promptly notify EOI of such request(s) so that EOI may seek an appropriate protective order and/or waive the Insurer's compliance with the provisions of this Insurance Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Insurer is, nonetheless, in the opinion of its counsel, compelled to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, the Insurer may disclose such information to such tribunal that the Insurer is compelled to disclose; provided, however, that a copy of all information disclosed is provided to EOI promptly upon such disclosure.

          (i) Compliance with Law, Etc. No practice, procedure or policy employed, or proposed to be employed, by the Insurer in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to the Insurer that, if enforced, could result in a Material Adverse Change with respect to the Insurer.


                                   ARTICLE III

                            THE POLICY; REIMBURSEMENT

     Section 3.01. Issuance of the Policy. The Insurer agrees to issue the Policy on the Closing Date subject to satisfaction of the conditions precedent set forth below on or prior to the Closing Date:

     (a) [RESERVED];

     (b) Operative Documents. The Insurer shall have received a copy of each of the Operative Documents, in form and substance reasonably satisfactory to the Insurer, duly authorized, executed and delivered by each party thereto;

     (c) Certified Documents and Resolutions. The Insurer shall have received
(i) a copy of the applicable organizational documents of EOI and the Depositor and (ii) a certificate of the Secretary or Assistant Secretary of each of EOI and the Depositor dated the Closing Date stating that attached thereto is a true, complete and correct copy of resolutions duly adopted by the Board of Directors or other governing body, as applicable, of EOI and the Depositor authorizing the execution, delivery and performance by EOI and the Depositor of the Operative Documents to which it is a party and the consummation of the Transaction and that such applicable organizational documents and resolutions are in full force and effect without amendment or modification on the Closing Date;

     (d) Incumbency Certificate. The Insurer shall have received a certificate of the Secretary or an Assistant Secretary of each of EOI and the Depositor certifying the names and signatures of the officers of EOI and the Depositor authorized to execute and deliver the Operative Documents to which it is a party and that shareholder consent to the execution and delivery of such documents is not necessary or has been obtained;

     (e) Representations and Warranties. The representations and warranties of EOI, each Affiliated Seller and the Depositor dated the Closing Date set forth or incorporated by reference in this Insurance Agreement shall be true and correct on and as of the Closing Date as if made on the Closing Date;

     (f) Opinions of Counsel. The Insurer shall have received all opinions of counsel addressed to any of Moody's, S&P, the Trustee, EOI, any Affiliated Seller, the Depositor and the Underwriter, in respect of EOI, any Affiliated Seller and the Depositor or any of the other parties to the Operative Documents and the Transaction dated the Closing Date in form and substance reasonably satisfactory to the Insurer, addressed to the Insurer and addressing such matters as the Insurer may reasonably request, and the counsel providing each such opinion shall have been instructed by its client to deliver such opinion to the addressees thereof;

     (g) Approvals, Etc. The Insurer shall have received true and correct copies of all approvals, licenses and consents, if any, including any required approval of the shareholders of EOI, any Affiliated Seller and the Depositor, required in connection with the Transaction;

     (h) No Litigation, Etc. No suit, action or other proceeding, investigation or injunction, or final judgment relating thereto, shall be pending or threatened before any court, governmental or administrative agency or arbitrator in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with any of the Operative Documents or the consummation of the Transaction;

     (i) Legality. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any government or governmental or administrative agency or court that would make the Transaction illegal or otherwise prevent the consummation thereof;

     (j) Satisfaction of Conditions of the Underwriting Agreement. All conditions in the Underwriting Agreement relating to the Underwriter's obligation to purchase the Class A Certificates shall have been satisfied, without taking into account any waiver by the Underwriter of any condition unless such waiver has been approved by the Insurer. The Insurer shall have received copies of each of the documents, and shall be entitled to rely on each of the documents, required to be delivered to the Underwriter pursuant to the Underwriting Agreement;

     (k) Issuance of Ratings. The Insurer shall have received confirmation that the risk secured by the Policy constitutes at least a "BBB" risk by S&P and a "Baa2" risk by Moody's and that the Certificates, when issued, will be rated "AAA" by S&P and "Aaa" by Moody's;

     (l) No Default. No Default or Event of Default shall have occurred;

     (m) [RESERVED];

     (n) Satisfactory Documentation. The Insurer and its counsel shall have reasonably determined that all documents, certificates and opinions to be delivered in connection with the Certificates conform to the terms of the P & S Agreement, the Registration Statement, the Offering Document and this Insurance Agreement; and

     (o) Indemnification Letter. The Insurer shall have received from the Underwriter an indemnification letter or agreement with respect to securities law matters in form and substance reasonably satisfactory to the Insurer.

     Section 3.02. Payment of Fees and Premium.

     (a) Legal, Accounting and Due Diligence Fees. EOI shall pay or cause to be paid to the Insurer, at the Closing Date, legal fees, due diligence expenses and accounting fees incurred by the Insurer in connection with the issuance of the Policy in an amount not to exceed $45,000.

     (b) Rating Agency Fees. EOI shall promptly pay or cause to be paid the initial fees of S&P and Moody's with respect to the Certificates and the Transaction following receipt of a statement with respect thereto. All periodic and subsequent fees of S&P or Moody's with respect to, and directly allocable to, the Certificates shall be for the account of, and shall be billed to, EOI. The fees for any other rating agency shall be paid by the party requesting such other agency's rating unless such other agency is a substitute for S&P or Moody's in the event that S&P or Moody's is no longer rating the Certificates, in which case the fees for such agency shall be paid by EOI.

     (c) Premium.

          (i) In consideration of the issuance by the Insurer of the Policy, the Insurer shall be entitled to receive the Premium, in the amount set forth in the

     Policy, as and when due in accordance with and from the funds specified by
     Section 4.02 of the P & S Agreement.

          (ii) The Premium paid under the P & S Agreement shall be nonrefundable without regard to whether the Insurer makes any payment under the Policy or any other circumstances relating to the Class A Certificates or provision being made for payment of the Class A Certificates prior to maturity.

     Section 3.03. Reimbursement Obligation.

     (a) As and when due in accordance with and from the funds specified in
Section 4.02 of the P & S Agreement, the Insurer shall be entitled to reimbursement for any payment made by the Insurer under the Policy, which reimbursement shall be due and payable on the date that any amount is paid thereunder, in an amount equal to the amount to be so paid and all amounts previously paid that remain unreimbursed, together with interest on any and all such amounts remaining unreimbursed (to the extent permitted by law, if in respect of any unreimbursed amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Late Payment Rate.

     (b) EOI agrees to pay to the Insurer as follows: anything in Sections 2.01(l), 2.02(k) and 3.03(a) to the contrary notwithstanding, the Insurer shall be entitled to reimbursement from EOI and shall have full recourse against EOI for (i) any payment made under the Policy arising as a result of EOI's failure to substitute for or deposit an amount in respect of any defective Loan as required pursuant to Sections 2.03 and 2.04 of the P & S Agreement, together with interest on any and all such amounts remaining unreimbursed (to the extent permitted by law, if in respect of any such unreimbursed amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Late Payment Rate, and (ii) any payment made under the Policy arising as a result of EOI's, any Affiliated Seller's or the Depositor's failure to pay or deposit any amount required to be paid or deposited pursuant to the Operative Documents.

     (c) EOI agrees to pay to the Insurer any and all charges, fees, costs and expenses that the Insurer may reasonably pay or incur, including reasonable attorneys' and accountants' fees and expenses, in connection with (i) the enforcement, defense or preservation of any rights in respect of any of the Operative Documents, including defending, monitoring or participating in any litigation or proceeding (including any insolvency proceeding in respect of any Transaction participant or any affiliate thereof) relating to any of the Operative Documents, any party to any of the Operative Documents (in its capacity as such a party) or the Transaction or (ii) any amendment, waiver or other action with respect to, or related to, any Operative Document, whether or not executed or completed. Provided that three Business Days written notice of the intended payment or incurrence shall have been given to EOI by the Insurer, such reimbursement shall be due on the dates on which such charges, fees, costs or expenses are paid or incurred by the Insurer.

     (d) EOI agrees to pay to the Insurer interest on any and all amounts described in subsections 3.03(b), 3.03(c) and 3.03(e) and Sections 3.02 and 3.04 from the date such amounts become due or, in the case of subsections 3.02(b) or 3.03(c) or Section 3.04, are incurred or paid by the Insurer until payment thereof in full (after as well as before judgment), at the Late Payment Rate.

     (e) EOI agrees to pay to the Insurer as follows: any payments advanced by the Insurer to EOI or the Depositor, or any payments made by the Insurer on behalf of EOI or the Depositor, in either case which are required to be paid by EOI or the Depositor pursuant to the Class A Certificates or any Operative Documents, on the date any such payment is made or advanced by the Insurer.

     Section 3.04. Indemnification.

     (a) In addition to any and all of the Insurer's rights of reimbursement, indemnification, subrogation and to any other rights of the Insurer pursuant hereto or under law or in equity, EOI, each Affiliated Seller and the Depositor agree, jointly and severally, to pay, and to protect, indemnify and save harmless, the Insurer and its officers, directors, shareholders, employees, agents and each Person, if any, who controls the Insurer within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act from and against, any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs or expenses (including reasonable fees and expenses of attorneys, consultants and auditors and reasonable costs of investigations) of any nature arising out of or relating to the breach by EOI, any Affiliated Seller or the Depositor of any of the representations or warranties contained in Section 2.01 or arising out of or relating to the transactions contemplated by the Operative Documents by reason of:

          (i) any omission or action (other than of or by the Insurer) in connection with the offering, issuance or delivery of the Certificates by EOI, the Depositor or the Trustee;

          (ii) the negligence, bad faith, willful misconduct, misfeasance, malfeasance or theft committed by any director, officer, employee or agent of EOI, any Affiliated Seller, the Depositor or the Trustee in connection with any Transaction arising from or relating to the Operative Documents;

          (iii) the violation by EOI, any Affiliated Seller or the Depositor of any domestic or foreign law, rule or regulation, or any judgment, order or decree applicable to it, which violation reasonably could result in a Material Adverse Change;

          (iv) the breach by EOI, any Affiliated Seller or the Depositor of any representation, warranty (other than a representation or warranty in respect of the Loans contained in Section 2.03 or Section 2.04 of the P & S Agreement), or covenant under any of the Operative Documents or the occurrence, in respect of EOI, any Affiliated Seller or the Depositor, under any of the Operative Documents of any "event of default" or any event which, with the giving of notice or the lapse of time or both, would constitute any "event of default"; or

          (v) any untrue statement or alleged untrue statement of a material fact contained in the Offering Document or the Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs or expenses (including reasonable fees and expenses of attorneys, consultants and auditors and reasonable costs of investigations) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact in information included in the Offering Document or the Registration Statement and furnished by or approved by the Insurer in writing expressly for use therein (all such information so furnished being referred to herein as "Insurer Information"), it being understood that, in respect of the Offering Document and the Registration Statement, the Insurer Information is limited to the information with respect to the Insurer included under the captions "THE INSURER" and "DESCRIPTION OF THE CERTIFICATES -- Certificate Guaranty Insurance Policy" and the financial statements of the Insurer incorporated therein by reference.

     (b) The Insurer agrees to pay, and to protect, indemnify and save harmless, EOI, each Affiliated Seller and the Depositor and their respective officers, directors, shareholders, employees, agents and each Person, if any, who controls EOI, each Affiliated Seller and the Depositor within the meaning of either
Section 15 of the Securities Act or Section 20 of the Securities Exchange Act from and against, any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs or expenses (including reasonable fees and expenses of attorneys, consultants and auditors and reasonable costs of investigations) of any nature arising out of or by reason of
(i) any untrue statement or alleged untrue statement of a material fact contained in the Insurer Information or any omission or alleged omission to state in the Insurer Information a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) any failure of the Insurer to make a payment required to be made under the Policy or (iii) a breach of any of the representations and warranties of the Insurer contained in Section 2.04.

     (c) If any action or proceeding (including any governmental investigation) shall be brought or asserted against any Person (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") in respect of which the indemnity provided in Section 3.04(a) or (b) may be sought from EOI, any Affiliated Seller or the Depositor, on the one hand, or the Insurer, on the other (each, an "Indemnifying Party") hereunder, each such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at the expense of the Indemnified Party; provided, however, that the fees and expenses of such separate counsel shall be at the expense of the Indemnifying Party if (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party shall have failed within a reasonable period of time to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Parties, which firm shall be designated in writing by the Indemnified Party and shall be reasonably satisfactory to the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed, but, if settled with its written consent, or if there is a final judgment for the plaintiff in any such action or proceeding with respect to which the Indemnifying Party shall have received notice in accordance with this subsection (c), the Indemnifying Party agrees to indemnify and hold the Indemnified Parties harmless from and against any loss or liability by reason of such settlement or judgment.

     (d) To provide for just and equitable contribution if the indemnification provided by the Indemnifying Party is determined to be unavailable or insufficient to hold harmless any Indemnified Party (other than due to application of this Section), each Indemnifying Party shall contribute to the losses incurred by the Indemnified Party on the basis of the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand.

     Section 3.05. Payment Procedure. In the event of any payment by the Insurer, EOI and the Depositor agree to accept the voucher or other evidence of payment as prima facie evidence of the propriety thereof and the liability, if any, described in Section 3.03 therefor to the Insurer. All payments to be made to the Insurer under this Insurance Agreement shall be made to the Insurer in lawful currency of the United States of America in immediately available funds at the notice address for the Insurer as specified in the P & S Agreement on the date when due or as the Insurer shall otherwise direct by written notice to the other parties hereto. In the event that the date of any payment to the Insurer or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day with the same force and effect as if such payment was made or time period expired on the scheduled date of payment or expiration date.

     Section 3.06. Joint and Several Liability. EOI and the Depositor shall be jointly and severally liable for all amounts due and payable to the Insurer hereunder by any such parties.

                                   ARTICLE IV

                               FURTHER AGREEMENTS

     Section 4.01. Effective Date; Term of the Insurance Agreement. This Insurance Agreement shall take effect on the Closing Date and shall remain in effect until the later of (a) such time as the Insurer is no longer subject to a claim under the Policy and the Policy shall have been surrendered to the Insurer for cancellation and (b) all amounts payable to the Insurer by EOI or the Depositor hereunder or from any other source hereunder or under the Operative Documents and all amounts payable under the Class A Certificates have been paid in full; provided, however, that the provisions of Sections 3.02, 3.03 and 3.04 hereof shall survive any termination of this Insurance Agreement.

     Section 4.02. Further Assurances and Corrective Instruments.

          (a) Except at such times as a default in payment under the Policy shall exist or shall have occurred, none of EOI, any Affiliated Seller or the Depositor nor the Trustee shall grant any waiver of rights under any of the Operative Documents to which any of them is a party without the prior written consent of the Insurer, which shall not be unreasonably withheld, conditioned or delayed and any such waiver without prior written consent of the Insurer shall be null and void and of no force or effect.

          (b) To the extent permitted by law, each of EOI and the Depositor agrees that it will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as the Insurer may reasonably request and as may be required in the Insurer's reasonable judgment to effectuate the intention of or facilitate the performance of this Insurance Agreement.

     Section 4.03. Obligations Absolute.

          (a) So long as no Insurer Default shall have occurred and shall have continued beyond any period of cure applicable thereto, the obligations of EOI, each Affiliated Seller and the Depositor hereunder shall be absolute and unconditional and shall be paid or performed strictly in accordance with this Insurance Agreement under all circumstances irrespective of:

               (i) any lack of validity or enforceability of, or any amendment or other modifications of, or waiver, with respect to any of the Operative Documents or the Certificates that have not been approved by the Insurer;

               (ii) any exchange or release of any other obligations hereunder;

               (iii) the existence of any claim, setoff, defense, reduction, abatement or other right that EOI, any Affiliated Seller or the Depositor may have at any time against the Insurer or any other Person;

               (iv) any document presented in connection with the Policy proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (v) any payment by the Insurer under the Policy against presentation of a certificate or other document that does not strictly comply with terms of the Policy;

               (vi) any failure of EOI, any Affiliated Seller or the Depositor to receive the proceeds from the sale of the Certificates; and

               (vii) any other circumstances, other than payment in full, that might otherwise constitute a defense available to, or discharge of, EOI, any Affiliated Seller or the Depositor in respect of any Operative Document.

     (b) So long as no Insurer Default shall have occurred and shall have continued beyond any period of cure applicable thereto, EOI, each Affiliated Seller and the Depositor and any and all others who are now or may become liable for all or part of the obligations of EOI, any Affiliated Seller or the Depositor under this Insurance Agreement renounce the right to assert as a defense to the performance of their respective obligations each of the following: (i) to the extent permitted by law, any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Operative Document or by any extension or renewal thereof; (ii) presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor and notice of protest; (iii) all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder, except as required by the Operative Documents; and
(iv) all rights of abatement, diminution, postponement or deduction, or to any defense other than payment, or to any right of setoff or recoupment arising out of any breach under any of the Operative Documents, by any party thereto or any beneficiary thereof, or out of any obligation at any time owing to EOI, any Affiliated Seller or the Depositor.

     (c) EOI, each Affiliated Seller and the Depositor and any and all others who are now or may become liable for all or part of the obligations of EOI, each Affiliated Seller or the Depositor under this Insurance Agreement agree to be bound by this Insurance Agreement and (i) agree that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event; (ii) consent to any and all extensions of time that may be granted by the Insurer with respect to any payment hereunder or other provisions hereof and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment; and (iii) consent to the addition of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance of any and all other security for any payment hereunder, and agree that the addition of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.

     (d) Nothing herein shall be construed as prohibiting EOI, any Affiliated Seller or the Depositor from pursuing any rights or remedies it may have against any Person in a separate legal proceeding.

     Section 4.04. Assignments; Reinsurance; Third-Party Rights.

     (a) This Insurance Agreement shall be a continuing obligation of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. EOI and the Depositor may not assign its rights under this Insurance Agreement, or delegate any of its duties hereunder, without the prior written consent of the Insurer. Any assignments made in violation of this Insurance Agreement shall be null and void.

     (b) The Insurer shall have the right to give participations in its rights under this Insurance Agreement and to enter into contracts of reinsurance with respect to the Policy upon such terms and conditions as the Insurer may in its discretion determine; provided, however, that no such participation or reinsurance agreement or arrangement shall relieve the Insurer of any of its obligations hereunder or under the Policy.

     (c) Except as provided herein with respect to participants and reinsurers, nothing in this Insurance Agreement shall confer any right, remedy or claim, express or implied, upon any Person, including, particularly, any Holder, other than the Insurer against EOI, any Affiliated Seller or the Depositor, or EOI, any Affiliated Seller or the Depositor against the Insurer and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns. Neither the Trustee nor any Holder shall have any right to payment from any Premiums paid or payable hereunder or under the P & S Agreement or from any amounts paid by EOI pursuant to Sections 3.02 or 3.03.

     Section 4.05. Liability of the Insurer. Neither the Insurer nor any of its officers, directors or employees shall be liable or responsible for: (a) the use that may be made of the Policy by the Trustee or for any acts or omissions of the Trustee in connection therewith; or (b) the validity, sufficiency, accuracy or genuineness of documents delivered to the Insurer in connection with any claim under the Policy, or of any signatures thereon, even if such documents or signatures should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged (unless the Insurer shall have actual knowledge thereof). In furtherance and not in limitation of the foregoing, the Insurer may accept documents that appear on their face to be in order, without responsibility for further investigation.

     Section 4.06. Annual Servicing Audit and Certification. The annual servicing audit required pursuant to Section 3.17 of the P & S Agreement shall be performed by an independent third party reasonably acceptable to the Insurer. Any one of the six major nationally recognized firms of independent public accountants is deemed to be acceptable.



                                    ARTICLE V

                              DEFAULTS AND REMEDIES

     Section 5.01. Defaults. The occurrence of any of the following shall constitute an Event of Default hereunder:


          (a) Any representation or warranty made by EOI, any Affiliated Seller or the Depositor hereunder or under the Operative Documents, or in any certificate furnished hereunder or under the Operative Documents, shall prove to be untrue or incomplete in any material respect;

          (b) (i) EOI or the Depositor shall fail to pay when due any amount payable by EOI or the Depositor hereunder or (ii) a legislative body has enacted any law that declares or a court of competent jurisdiction shall find or rule that this Insurance Agreement or any other Operative Document is not valid and binding on EOI or the Depositor, provided that, with respect to any law or judicial action within the scope of this clause (ii), EOI and the Depositor shall have 30 days to reinstate the binding effect of this Insurance Agreement or any other Operative Document; the Insurer agrees to take such actions as may be reasonably requested of it to facilitate the reinstatement of such binding effect;

          (c) The occurrence and continuance of an "event of default", or any event which given the lapse of time or notice would constitute an "event of default", under any Operative Document;

          (d) Any failure on the part of EOI, any Affiliated Seller or the Depositor duly to observe or perform in any material respect any other of the covenants or agreements on the part of EOI, any Affiliated Seller or the Depositor contained in this Insurance Agreement (other than the covenants or agreements contained in Sections 2.02(a), 2.02(l) and 2.02(n)) which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to EOI by the Insurer (with a copy to the Trustee) or by the Trustee (with a copy to the Insurer);

          (e) A decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator or other similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against EOI or the Depositor and such decree or order shall have remained in force undischarged or unstayed for a period of 90 consecutive days;

          (f) EOI or the Depositor shall consent to the appointment of a conservator or receiver or liquidator or other similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to EOI or the Depositor or of or relating to all or substantially all of their respective property;

          (g) EOI or the Depositor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of or otherwise voluntarily commence a case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or

          (h) the Trust Fund shall become subject to an entity level tax or to registration as an investment company under the Investment Company Act.

     Section 5.02. Remedies; No Remedy Exclusive.

     (a) Upon the occurrence of an Event of Default, the Insurer may exercise any one or more of the rights and remedies set forth below:

          (i) declare all indebtedness of every type or description then owed by EOI, any Affiliated Seller or the Depositor to the Insurer to be immediately due and payable, and the same shall thereupon be immediately due and payable;

          (ii) exercise any rights and remedies under the P & S Agreement in accordance with the terms thereof or direct the Trustee or the Servicer to exercise such rights and remedies in accordance with the terms of the P & S Agreement; or

          (iii) take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts, if any, then due under this Insurance Agreement or any other Operative Document or to enforce performance and observance of any obligation, agreement or covenant of EOI, any Affiliated Seller or the Depositor under this Insurance Agreement or any other Operative Documents.

     (b) Unless otherwise expressly provided, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under this Insurance Agreement, the P & S Agreement or existing at law or in equity. No delay or omission to exercise any right or power accruing under this Insurance Agreement or the P & S Agreement upon the happening of any event set forth in Section 5.01 shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Insurer to exercise any remedy reserved to the Insurer in this Article, it shall not be necessary to give any notice, other than such notice as may be required by this Article.

     Section 5.03. Waivers.

     (a) No failure by the Insurer to exercise, and no delay by the Insurer in exercising, any right hereunder shall operate as a waiver thereof. The exercise by the Insurer of any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein to the Insurer are declared in every case to be cumulative and not exclusive of any remedies provided by law or equity.

     (b) The Insurer shall have the right, to be exercised in its complete discretion, to waive any Event of Default hereunder, by a writing setting forth the terms, conditions and extent of such waiver signed by the Insurer and delivered to EOI. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the Event of Default so waived and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.

                                   ARTICLE VI

                                  MISCELLANEOUS

     Section 6.01. Amendments, Etc. This Insurance Agreement may be amended, modified, supplemented or terminated only by written instrument or written instruments signed by the parties hereto. EOI agrees to provide a copy of any amendment to this Insurance Agreement promptly to the Trustee and the rating agencies maintaining a rating on the Class A Certificates. No act or course of dealing shall be deemed to constitute an amendment, modification, supplement or termination hereof.

     Section 6.02. Notices. All demands, notices and other communications to be given hereunder shall be in writing (except as otherwise specifically provided herein) and shall be mailed by registered mail or personally delivered and telecopied to the recipient as follows:

         (a)   To the Insurer:

               Ambac Assurance Corporation
               One State Street Plaza
               New York, New York  10004
               Attention: Structured Finance --
                          Mortgage Backed Securities
               Facsimile: (212) 363-1459
               Confirmation: (212) 208-3387

                    (in each case in which notice or other communication to the
               Insurer refers to an Event of Default, a claim on the Policy or with respect to which failure on the part of the Insurer to respond shall be deemed to constitute consent or acceptance, then a copy of such notice or other communication should also be sent to the attention of the general counsel of each of EOI and the Trustee and, in all cases, both any original and all copies shall be marked to indicate "URGENT MATERIAL ENCLOSED.")

         (b)   To EOI:

               Equity One, Inc.
               523 Fellowship Road
               Suite 230
               Mt. Laurel, New Jersey 08054
               Attention:  Vice President - Finance
               Facsimile:  (609) 273-1119
               Confirmation:  (609) 273-1929

               Notice to EOI shall also constitute notice to each Affiliated Seller and to the Depositor to the extent the party providing such notice is required to provide notice to all such parties (in each case in which notice or other communication to EOI refers to an Event of Default, a claim against EOI, an Affiliated Seller or the Depositor or with respect to which failure on the part of EOI, an Affiliated Seller or the Depositor to respond shall be deemed to constitute consent or acceptance, then a copy of such notice or other communication should also be sent to the attention of the general counsel of each of the Insurer and the Trustee and, in all cases, both any original and all copies shall be marked to indicate "URGENT MATERIAL ENCLOSED.").

         (c)   To the Trustee:

               The Chase Manhattan Bank
               450 West 33rd Street
               15th Floor
               New York, New York 10001
               Attention:  Global Trust Services
               Facsimile:  (212) 946-8191
               Confirmation:  (212) 946-3015

     A party may specify an additional or different address or addresses by writing mailed or delivered to the other parties as aforesaid. All such notices and other communications shall be effective upon receipt.

     Section 6.03. Severability. In the event that any provision of this Insurance Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof. The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by any party hereto is unavailable or unenforceable shall not affect in any way the ability of such party to pursue any other remedy available to it.

     Section 6.04. Governing Law. This Insurance Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of laws provisions thereof).

     Section 6.05. Consent to Jurisdiction.

          (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court in the State of New York located in the City and County of New York, and any appellate court from any thereof, in any action, suit or proceeding brought against it and to or in connection with any of the Operative Documents or the Transaction or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York state court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final unappealable judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the related documents or the subject matter thereof may not be litigated in or by such courts.

          (b) To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

          (c) Service on EOI, any Affiliated Seller or the Depositor may be made by mailing or delivering copies of the summons and complaint and other process which may be served in any suit, action or proceeding to the Servicer addressed as follows: Equity One, Inc., 523 Fellowship Road, Suite 230, Mt. Laurel, New Jersey 08054 Attention: General Counsel. Such address may be changed by the applicable party or parties by written notice to the other parties hereto. The provision of notice to change the address set forth in Section 6.02 shall constitute notice for purposes of the preceding sentence, unless such notice shall expressly state to the contrary.

          (d) Nothing contained in this Insurance Agreement shall limit or affect any party's right to serve process in any other manner permitted by law or to start legal proceedings relating to any of the Operative Documents against any other party or its properties in the courts of any jurisdiction.

     Section 6.06. Consent of the Insurer. In the event that the consent of the Insurer is required under any of the Operative Documents, the determination whether to grant or withhold such consent shall be made by the Insurer in its sole discretion without any implied duty towards any other Person, except as otherwise expressly provided therein.

     Section 6.07. Counterparts. This Insurance Agreement may be executed in counterparts by the parties hereto, and all such counterparts shall constitute one and the same instrument.

     Section 6.08. Headings. The headings of Articles and Sections and the Table of Contents contained in this Insurance Agreement are provided for convenience only. They form no part of this Insurance Agreement and shall not affect its construction or interpretation.

     Section 6.09. Trial by Jury Waived. Each party hereby waives, to the fullest extent permitted by law, any right to a trial by jury in respect of any litigation arising directly or indirectly out of, under or in connection with any of the Operative Documents or any of the transactions contemplated thereunder. Each party hereto (A) certifies that no representative, agent or attorney of any party hereto has represented, expressly or otherwise, that it would not, in the event of litigation, seek to enforce the foregoing waiver and
(B) acknowledges that it has been induced to enter into the Operative Documents to which it is a party by, among other things, this waiver.

     Section 6.10. Limited Liability. No recourse under any Operative Document or the Underwriting Agreement shall be had against, and no personal liability shall attach to, any officer, employee, director, affiliate or shareholder of any party hereto, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise in respect of any of the Operative Documents or the Underwriting Agreement, the Certificates or the Policy, it being expressly agreed and understood that each Operative Document or the Underwriting Agreement is solely a corporate obligation of each party hereto, and that any and all personal liability, either at common law or in equity, or by statute or constitution, of every such officer, employee, director, affiliate or shareholder for breaches of any party hereto of any obligations under any Operative Document or the Underwriting Agreement is hereby expressly waived as a condition of and in consideration for the execution and delivery of this Insurance Agreement.

     Section 6.11. Entire Agreement. This Insurance Agreement and the Policy set forth the entire agreement between the parties with respect to the subject matter hereof and thereof, and this Insurance Agreement supersedes and replaces any agreement or understanding that may have existed between the parties prior to the date hereof in respect of such subject matter.

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                                      -30-

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.

                                   AMBAC ASSURANCE CORPORATION,
                                        as Insurer



                                   By: /s/ Warren K. Tong
                                       -----------------------------------------
                                       Name:  Warren K. Tong
                                       Title:  First Vice President


                                   EQUITY ONE, INC.,
                                        as a Seller and the Servicer



                                   By: /s/ Dennis Kildea
                                       -----------------------------------------
                                       Name:  Dennis Kildea
                                       Title:  Vice President-Finance


                                   EQUITY ONE ABS, INC.,
                                        as Depositor



                                   By: /s/ Dennis Kildea
                                       -----------------------------------------
                                       Name:  Dennis Kildea
                                       Title:  Vice President


                                   THE CHASE MANHATTAN BANK,
                                        as Trustee



                                   By: /s/ Kimberly K. Costa
                                       -----------------------------------------
                                       Name:  Kimberly K. Costa
                                       Title:  Second Vice President


                                      -31-